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                                                                     EXHIBIT 3.4

                              ARTICLES OF MERGER

ARTICLES OF MERGER (these "Articles") made and entered into as of the 10th day of October, 1992 by and between Exactly, Inc., a Wyoming corporation ("Exactly") and Sports Group, Inc., a Nevada corporation ("Sports"). These Articles are adopted pursuant to Section 78.451, Nevada Revised Statutes as amended; and the Wyoming Business Corporation Act, as amended. All of such laws expressly permit the merger described herein; subject to and pursuant to all of the terms and conditions as set forth herein.

                                   ARTICLE I
                              SURVIVOR CORPORATION

Sports Group, Inc., a Nevada corporation, shall be the surviving corporation.

                                   ARTICLE II
                     AMENDMENTS TO ARTICLE OF INCORPORATION

Article One of the Articles of Incorporation of the survivor corporation shall be amended to read:

     The name of the Corporation is Exactly Sportswear, Inc.

                                  ARTICLE III
                       SHARES AUTHORIZED AND OUTSTANDING

Exactly has the authority to issue an unlimited number of shares of Common Stock, ("Exactly Common Stock") of which 2,600,000 shares are issued and outstanding. Exactly also has 78,700 A Warrants and 78,700 B Warrants issued and outstanding. Each A Warrant is exercisable into one Common Share at the exercise price of $6.00. The exercise period of the A Warrant is for one year after the effective date of the registration of the A Warrants with the Securities and Exchange Commission. The exercise period may be extended by the Board of Directors for an additional 365 days. Each B Warrant is exercisable into one Common Share at the exercise price of $8.00. The exercise period of the B Warrant is for two years after the effective date of the registration of the B Warrants with the Securities and Exchange Commission. The exercise period may be extended by the Board of Directors for an additional 365 days.

Sports has authority to issue Fifty Million (50,000,000) shares of Common Stock, ("Sports Common Stock") par value $0.001, of which 400,000 shares are issued and outstanding.
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                                   ARTICLE IV
                                SHAREHOLDER VOTE

On October 10, 1992, pursuant to a special meeting of the shareholders, 2,521,900 of the outstanding shares of Exactly Common Stock were voted in favor and no shares were voted against the Agreement of Merger. Said number of votes
was sufficient for approval by the stockholders of Exactly.   320,000 of the
outstanding shares of Sports Common Stock voted in favor and no shares were voted against the Agreement of Merger. Said number of votes was sufficient for approval by the stockholders of Sports. A copy of the Agreement of Merger was mailed to the shareholders of both corporations on September 30, 1992.

                                   ARTICLE V
                                 PLAN OF MERGER

The executed agreement of merger is on file at the principal place of business of the surviving corporation. Said address is 5025 South Eastern Avenue, Suite 24, Las Vegas, Nevada 89119. A copy of the agreement of merger will be furnished by the surviving corporation to any stockholder of any constituent corporation.

IN WITNESS WHEREOF, these Articles of Merger, having first been duly approved by resolution of the Boards of Directors of Exactly and Sports and their respective shareholders, is hereby executed on behalf of each of said two corporation by their respective officers thereunto duly authorized.

Exactly, Inc.                                   ATTEST:
A Wyoming Corporation

/s/ MICHAEL ATTIAS                              /s/ SHAWN ATTIAS
_______________________________                 ____________________________
President                                       Secretary

Sports Group, Inc.                              ATTEST;
A Nevada Corporation


/s/ CURTIS M. JAMISON                           /s/ OLGA MCDANIEL
________________________________                ____________________________
Curtis M. Jamison, President                    Secretary